Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-1 (the “Registration Statement”) of Graymark Healthcare, Inc. of our report dated March 31, 2010, except as for Notes 5 and 9, as to which date is December 30, 2010, with respect to the consolidated balance sheets of Graymark Healthcare, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended. We also consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2010 which appears in the annual report on Form 10-K of Graymark Healthcare, Inc. for the year ended December 31, 2009.
We also consent to the reference in such Registration Statement to our firm under the caption “Experts”.
/s/ Eide Bailly LLP
Greenwood Village, Colorado
December 30, 2010